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                                                                     Exhibit 1.1


                            DEALER MANAGER AGREEMENT

                                                               December 18, 2002

Bear, Stearns & Co. Inc.
383 Madison Avenue
Eighth Floor
New York, New York 10179

Ladies and Gentlemen:

     TRICOM, S.A., a corporation (SOCIEDAD ANONIMA) organized and existing under the laws of the Dominican Republic ("TRICOM" or the "Company"), proposes to offer (the "Exchange Offer") to exchange for its outstanding 11(3)/(8)% Senior Notes due 2004 in the aggregate outstanding principal amount of US$200 million (the "Old Notes") (a) an aggregate principal amount of up to US$200 million of new senior notes (the "New Notes") and (b) additional consideration (the "Exchange Consideration") in, at the option of tendering holders, (i) cash (the "Cash Consideration") or (ii) warrants (the "Warrants") to purchase shares (the "Common Shares") of Class A common stock, par value RD$10.00 per share (the "Common Stock"), of TRICOM to be issued pursuant to that certain warrant agreement to be dated as of the Closing Date (as defined below) (the "Warrant Agreement") between TRICOM and a warrant agent to be named. The Common Shares will be represented by TRICOM's American Depository Shares (the "ADSs"), evidenced by TRICOM's American Depository Receipts (the "ADRs"), issued pursuant to a Deposit Agreement (the "Deposit Agreement"), dated May 4, 1998 between TRICOM and The Bank of New York, as Depositary (the "Depositary"). In addition, TRICOM proposes to engage in a solicitation of consents (the "Consent Solicitation") from registered holders (the "Holders") of the Old Notes to certain proposed amendments (the "Proposed Amendments") to the Indenture dated as of August 21, 1997 (the "Old Indenture"), among TRICOM, the guarantors named therein and The Bank of New York, as trustee (the "Old Trustee"), under which the Old Notes were issued, on terms and subject to the conditions set forth in the Prospectus (as defined herein) relating to the Exchange Offer and the accompanying letter of transmittal and consent (the "Letter of Transmittal").

     The Old Notes remaining outstanding upon the expiration of the Offer (as defined below), if any, will be governed by the Old Indenture, as amended, including as amended by a supplemental indenture (the "Supplemental Indenture") dated as of the Closing Date among TRICOM, the guarantors named therein and the Old Trustee which will reflect the Proposed Amendments. The New Notes will be issued pursuant to an indenture (the "New Indenture") dated as of the Closing Date among TRICOM, the guarantors named therein and a trustee to be named (the "New Trustee"). Pursuant to the New Indenture, the obligations of TRICOM under the New Notes will be jointly and severally guaranteed by those subsidiaries of TRICOM which are signatories to this Agreement (the "Guarantors") in accordance with a guarantee to be dated as of the Closing Date and executed by each Guarantor named therein (the "Guarantee").

     The Exchange Offer and the Consent Solicitation collectively are referred to as the "Offer." The terms of the New Notes, the Warrants, the ADSs, the ADRs, the Common Stock, the Common Shares and the Offer will be as set forth in the Prospectus and Letter of Transmittal, each of which will be sent to Holders following the date when the Registration Statement (as defined below) is declared effective by the United States Securities and Exchange Commission (the "Commission").

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     The making of the Offer, the exchange of securities and delivery of consents pursuant thereto, and all related incidental acts and transactions, including but not limited to the issuance and delivery of the New Notes, the Guarantee, the Warrants, the Cash Consideration, the ADSs, the ADRs and the Common Shares, all on terms and subject to the conditions set forth in the Exchange Offer Materials (as defined herein), are hereinafter referred to collectively as the "Exchange Offer Transactions." Capitalized terms used herein without definition shall have their respective meanings set forth in or pursuant to the Exchange Offer Materials (as defined herein).

     TRICOM expressly reserves the right to amend or terminate the Exchange Offer Transactions at any time following the commencement thereof and not to accept for exchange any Old Notes not theretofore accepted for exchange, on the terms specified in the Prospectus under the caption "The Exchange Offer and Consent Solicitation." TRICOM will give oral (promptly confirmed in writing) or written notice of any such proposed amendment or termination to the Dealer Manager (as defined below) as promptly as practicable.

     The following sets forth the agreement between TRICOM and the Dealer
Manager.

     1. APPOINTMENT AS DEALER MANAGER. By this Dealer Manager Agreement (the "Agreement"), TRICOM hereby engages and appoints Bear, Stearns & Co. Inc. as the exclusive Dealer Manager (the "Dealer Manager") for the Exchange Offer Transactions and authorizes Bear, Stearns & Co. Inc., subject to the terms and provisions of this Agreement and those of the Compensation and Expense Letter (as defined herein), to act as such in connection with the Exchange Offer Transactions.

     On the basis of the representations, warranties, covenants and agreements contained herein and subject to and in accordance with the terms and conditions hereof and those of the Offer, the Dealer Manager agrees, in accordance with its customary practice, to perform those services in connection with the Exchange Offer Transactions as are customarily performed by dealer managers in connection with exchange offers of like nature, including, but not limited to, (a) providing certain advice to TRICOM regarding the terms, structure and timing of the Exchange Offer Transactions and assisting TRICOM in negotiating the terms of the Offer with holders of the Old Notes, (b) assisting TRICOM in its preparation of the Exchange Offer Materials to the extent such documents relate to the terms of the Exchange Offer Transaction, (c) using its commercially reasonable efforts to identify and contact holders of the Old Notes, solicit tenders of Old Notes pursuant to the Offer and communicate with brokers, dealers, commercial banks and trust companies (each individually, a "Dealer" and collectively, "Dealers") in connection therewith, and (d) otherwise performing the duties of the Dealer Manager described in the Exchange Offer Materials.

     The Dealer Manager shall act as an independent contractor in connection with the Exchange Offer Transactions with duties solely to TRICOM, and nothing herein contained shall constitute the Dealer Manager as an agent of TRICOM in connection with the solicitation of the tender of Old Notes pursuant to and in accordance with the terms and conditions of the Offer; PROVIDED, HOWEVER, that TRICOM hereby authorizes the Dealer Manager and/or one or more registered brokers or dealers chosen by the Dealer Manager to act as TRICOM's agent in making the Offer to residents of any jurisdiction in which such agent designation may be necessary to comply with applicable law. The Dealer Manager agrees that it will not make any representation or warranty or disseminate any information concerning TRICOM, the Guarantors, their respective businesses or financial conditions or the Offer, other than as set forth in the Exchange Offer Materials.

     Nothing in this Agreement shall constitute the Dealer Manager a partner or joint venturer with TRICOM or any of the Guarantors. If the Dealer Manager and TRICOM mutually agree that the Dealer Manager will provide other services to TRICOM, including financial advisory or

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investment banking services, the Dealer Manager and TRICOM shall either amend the terms of this Agreement or enter into a separate agreement covering the terms and arrangements of such additional engagement.

     2. NO LIABILITY FOR ACTS OF DEALERS. Neither the Dealer Manager nor any of its affiliates shall have any liability (in tort, contract or otherwise) to TRICOM or any Guarantor or any other person for any losses, claims, damages or liabilities for or arising from (a) any act or omission, on the part of any Dealer, or (b) the performance of its obligations as Dealer Manager hereunder or otherwise in connection with the Exchange Offer Transactions except, in the case of the losses, claims, damages or liabilities referred to in clause (b) above, to the extent that such losses, claims, damages or liabilities are finally judicially determined to have resulted primarily and directly from the Dealer Manager's bad faith, gross negligence or willful misconduct in performing the services that are the subject of this Agreement. Notwithstanding the foregoing, TRICOM shall have exclusive authority to accept or reject any and all tenders of Old Notes for exchange or deliveries of consents.

     3. REGISTRATION STATEMENTS, PROSPECTUS AND EXCHANGE OFFER MATERIALS. 3(a) TRICOM and the Guarantors have prepared and filed with the Commission under the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations of the Commission thereunder (the "Securities Act"), a registration statement on Form F-4 (No. 333--), and a related preliminary prospectus covering the registration of the New Notes, the Warrants and the Common Shares. Such registration statement, including the exhibits thereto and any documents incorporated by reference therein, as amended at the time it becomes effective or as thereafter amended or supplemented from time to time, is herein called the "Registration Statement." The final prospectus included in the Registration Statement (including any documents incorporated in the final prospectus by reference) is herein called the "Prospectus," except that if the final prospectus furnished to the Dealer Manager for use in connection with the Exchange Offer Transactions differs from any prospectus set forth in the Registration Statement (whether or not such prospectus is required to be filed pursuant to Rule 424(b) promulgated under the Securities Act), the term "Prospectus" shall refer to the final prospectus furnished to the Dealer Manager for such use. The terms "supplement" and "amendment" or "supplemented" and "amended" as used herein with respect to the Prospectus shall include all documents deemed to be incorporated by reference in the Prospectus that are filed subsequent to the date of the Prospectus and prior to the Closing Date (or the date on which the Exchange Offer is terminated in accordance with the provisions hereof) with the Commission pursuant to the U.S. Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the Commission thereunder (the "Exchange Act"). In addition, the Depositary and TRICOM have prepared, and the Depositary, on behalf of TRICOM, has filed with the Commission a registration statement on Form F-6 in respect of the ADSs which will represent the Common Shares (the "F-6 Registration Statement").

          3(b) The Registration Statement, the Prospectus and the related Letter of Transmittal; related letters from the Dealer Manager to Dealers and other nominees (provided that such letters are approved by TRICOM prior to their use by the Dealer Manager); letters to beneficial owners of Old Notes, any other newspaper announcements, press releases and other offering materials and information TRICOM or the Guarantors may use or approve or authorize for use in connection with the Offer, are herein collectively referred to as the "Exchange Offer Materials." TRICOM and the Guarantors authorize the Dealer Manager to use and agree to furnish to the Dealer Manager, at the expense of TRICOM, as many copies as the Dealer Manager may reasonably request of the Exchange Offer Materials in connection with the Exchange Offer Transactions and for such period of time as any such material is required by law to be delivered in connection therewith. The Dealer Manager agrees that it shall not (i) use any materials in connection with the Exchange Offer Transactions other than the Exchange Offer Materials and such other materials, if any, as TRICOM may approve in writing (except for materials only for the Dealer Manager's own internal use that are derived by the Dealer Manager only from the

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Exchange Offer Materials or from filings made by TRICOM pursuant to the Exchange
Act), or (ii) provide any oral information that is not contained in, or based upon, the Exchange Offer Materials. TRICOM and the Guarantors acknowledge and agree that the Dealer Manager may use the Exchange Offer Materials without assuming any responsibility for independent investigation or verification on the part of the Dealer Manager (except for any information relating to the Dealer Manager and furnished to TRICOM in writing by the Dealer Manager expressly for use therein) and represent and warrant to the Dealer Manager that the Dealer Manager may rely on the accuracy and adequacy of information contained in the Exchange Offer Materials or delivered by or on behalf of TRICOM and the Guarantors without assuming any responsibility for independent investigation of such information (except for any information relating to the Dealer Manager and furnished to TRICOM in writing by the Dealer Manager expressly for use therein) or without performing or receiving any appraisal or evaluation of TRICOM's or any Guarantor's assets or liabilities.

          3(c) TRICOM will (i) advise the Dealer Manager promptly of (A) the occurrence of any event which could cause TRICOM to withdraw, terminate or substantially modify any portion of the Exchange Offer Transactions or would cause TRICOM to exercise any right not to exchange the Old Notes tendered pursuant to the Exchange Offer Transactions or not to issue New Notes, (B) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which it believes would require the making of any change in any of the Exchange Offer Materials then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (C) any litigation or administrative or governmental action or threat of any of the foregoing with respect to the Exchange Offer Transactions and (ii) provide to the Dealer Manager promptly any other information relating to the Exchange Offer Transactions, the Exchange Offer Materials or this Agreement which the Dealer Manager may from time to time reasonably request in the performance of its duties hereunder.

          3(d) TRICOM agrees that, a reasonable time prior to using or filing with the Commission or with any other Federal or other governmental agency, authority or instrumentality ("Other Agency"), the Registration Statement, any document to be incorporated by reference in the Registration Statement or any other Exchange Offer Materials (whether preliminary or otherwise), or any amendments or supplements to any of the foregoing, TRICOM will submit copies of such materials to the Dealer Manager and will consult with the Dealer Manager and give reasonable consideration to the comments of the Dealer Manager and its counsel, if any, thereon.

          3(e) TRICOM agrees that any reference to the Dealer Manager in any Exchange Offer Materials or in any newspaper announcements or press release or other public document or communication is subject to the Dealer Manager's prior consent, which consent shall not be unreasonably withheld.

          3(f) TRICOM agrees that the Dealer Manager shall not have any obligation to cause copies of the Exchange Offer Materials to be transmitted generally to the Holders.

          3(g) TRICOM agrees that at the commencement of the Offer, it shall cause to be delivered in a timely manner, to each Holder entitled thereto, the Exchange Offer Materials and any other offering materials prepared expressly for use by Holders tendering Old Notes in the Exchange Offer or delivering consents in the Consent Solicitation, together with an envelope, addressed to the Exchange Agent. Thereafter, until the expiration of the Exchange Offer, TRICOM shall use its commercially reasonable efforts to cause copies of such materials and such an envelope to be mailed to each person who becomes, to TRICOM's knowledge, a holder of any Old Notes.

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     4.   WITHDRAWAL. If any of TRICOM or the Guarantors (a) use or permit the use of, or file with the Commission or any Other Agency, any Exchange Offer Materials (i) which have not been submitted for comments to the Dealer Manager and its counsel or (ii) which have been so submitted and with respect to which the Dealer Manager or its counsel has made comments but which comments have not resulted in a response reasonably satisfactory to the Dealer Manager and its counsel to reflect such comments or, (b) shall have breached, in any material respect, any of its representations, warranties, agreements or covenants herein, then the Dealer Manager shall be entitled to withdraw as Dealer Manager in connection with the Exchange Offer Transactions without any liability or penalty to the Dealer Manager (or any other indemnified party referred to in Section 11 hereof) for such withdrawal and without loss of any right to indemnification or contribution provided in Section 11 or to the payment of all fees and expenses payable pursuant to Section 5 and Section 6 hereunder which have accrued to the date of such withdrawal. If the Dealer Manager withdraws as Dealer Manager for any of the reasons set forth in the preceding sentence, the fees and reimbursement for the expenses incurred through the date of such withdrawal shall be paid to the Dealer Manager in accordance with Sections 5 and 6 hereof.

     5. COMPENSATION. As compensation for its services in connection with the Exchange Offer Transactions, TRICOM shall pay or cause its subsidiary TRICOM USA, Inc., a Delaware corporation ("TRICOM USA"), to pay, the Dealer Manager a fee, as set forth in that certain letter agreement (the "Compensation and Expense Letter"), dated as of the date hereof, among the Dealer Manager, TRICOM and TRICOM USA.

     6. EXPENSES. 6(a) Whether or not any Old Notes are tendered for exchange, TRICOM shall pay or cause TRICOM USA to pay, all expenses in connection with the Exchange Offer Transactions, including, without limitation, (i) all fees and expenses relating to the preparation, printing, filing, mailing, distribution and publishing of the Exchange Offer Materials and all other documents pertaining to the Exchange Offer Transactions; (ii) all fees and expenses of the Old Trustee, the New Trustee, any depositary, the Exchange Agent, the Information Agent and other agents, accountants, attorneys and other persons retained by TRICOM in connection with the Exchange Offer Transactions; (iii) the solicitation fee payable to Dealers as described in the Exchange Offer Materials and all other fees, if any, payable to Dealers (including the Dealer Manager in its capacity as a Dealer) as reimbursement for their customary mailing and handling expenses in forwarding materials related to the Exchange Offer Transactions to their customers; (iv) all advertising charges (except those contemplated by Section 14 hereof); (v) all fees, costs and expenses incurred in connection with (A) the registration or qualification of the New Notes under the laws of such jurisdictions as the Dealer Manager may designate (including, without limitation, reasonable fees of counsel for the Dealer Manager and its reasonable disbursements) and (B) any filing with the National Association of Securities Dealers, Inc. (the "NASD"); provided, however, that, TRICOM shall not be obligated to pay (or cause to be paid) any legal fees incurred in connection with such registrations, qualifications or filings in excess of $25,000; and
(vi) all other fees and expenses incurred by TRICOM or its affiliates in connection with or relating to the Exchange Offer Transactions. In addition, TRICOM agrees to reimburse or cause TRICOM USA to reimburse, the Dealer Manager and its affiliates, promptly upon request, for all out-of-pocket expenses, including (without limiting the foregoing) the reasonable fees, costs and expenses of the Dealer Manager's U.S. and Dominican Republic legal counsel in accordance with the Compensation and Expense Letter (collectively the "Dealer Manager Expenses").

          6(b) All payments to be made by TRICOM or TRICOM USA, as applicable, pursuant to this Section 6 shall be made promptly after TRICOM's receipt of invoices in form and substance reasonably satisfactory to TRICOM. TRICOM shall perform its obligations set forth in Section 6 hereof and in Section 11 hereof whether or not the Exchange Offer Transactions are commenced or TRICOM acquires any Old Notes pursuant to the Offer.

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          6(c)  If the Dealer Manager withdraws pursuant to Section 4 hereof or terminates this Agreement pursuant to Section 12 hereof, the Dealer Manager shall nevertheless be entitled to receive payment of all expenses under this
Section 6 which have accrued to the date of such withdrawal or termination, as the case may be, subject to Section 3 of the Compensation and Expense Agreement. All reimbursement of expenses pursuant to this Section 6(c) shall be made promptly after TRICOM's receipt of invoices in form and substance reasonably satisfactory to TRICOM.

     7. SECURITYHOLDER LISTS AND INFORMATION. TRICOM will cause the Dealer Manager to be provided, to the extent the same is available to TRICOM, with information regarding (a) the number of Letters of Transmittal that have been delivered and (b) any cards or lists showing the names and addresses of, and the number of Old Notes held by, the Holders as of a recent date, and will use its reasonable best efforts to cause the Dealer Manager to be advised from day to day during the period of the Offer as to any transfers of record of the Old Notes known to TRICOM. The Dealer Manager agrees to use such information only in connection with the Exchange Offer Transactions and not to furnish such information to any other person except in connection therewith.

     TRICOM authorizes the Dealer Manager to communicate with (a) an information agent (the "Information Agent") to be appointed by TRICOM (and reasonably satisfactory to the Dealer Manager) to act in such capacity in connection with the Exchange Offer Transactions pursuant to an information agent agreement to be entered into on or before the Commencement Date (as defined below) (the "Information Agent Agreement"), and (b) an exchange agent (the "Exchange Agent") to be appointed by TRICOM (and reasonably satisfactory to the Dealer Manager) to act in such capacity in connection with the Exchange Offer pursuant to an exchange agent agreement to be entered into on or before the Commencement Date (the Exchange Agent Agreement"). TRICOM will arrange for the Exchange Agent to advise the Dealer Manager daily as to such matters relating to the Offer as the Dealer Manager may reasonably request.

     8. REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRICOM AND THE GUARANTORS. TRICOM and each Guarantor, jointly and severally, represent and warrant to, and agree with, the Dealer Manager that, as of the Commencement Date and at all times prior to and as of, the Closing Date:

          8(a) The Exchange Offer Materials, including the Registration Statement and the Prospectus have been prepared by TRICOM in conformity in all material respects with the requirements of the Securities Act and the Registration Statement has been declared effective by the Commission; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission.

          8(b) (i) TRICOM meets the requirements for use of Form F-4 under the Securities Act for the purposes of the Exchange Offer, (ii) the Exchange Offer Transactions and Exchange Offer Materials, including the Registration Statement and the Prospectus, comply and, as amended or supplemented, if applicable, will comply, in all material respects with (A) the Securities Act, (B) the Exchange Act, (C) the Trust Indenture Act of 1939, as amended, and the applicable rules and regulations of the Commission thereunder (the "Trust Indenture Act"), and
(D) the laws, rules and regulations of each jurisdiction where the Offer will be made; (iii) the Registration Statement, when it became effective, did not contain, and as amended or supplemented thereafter, if applicable, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading; and (iv) none of the Prospectus or other Exchange Offer Materials contains, and, as amended or supplemented, if applicable, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the

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representations and warranties set forth in this Section 8(b)(ii), (iii) and
(iv) do not apply to any statements or omissions in the Exchange Offer Materials (including such statements in the Registration Statement and the Prospectus, as amended or supplemented, as applicable) based upon information relating to the Dealer Manager furnished to TRICOM in writing by the Dealer Manager expressly for use therein. There are no other facts in relation to TRICOM or any of the Guarantors or the laws of the Dominican Republic the omission of which would, in the context of the Exchange Offer Transactions, make any statement in any of the Exchange Offer Materials materially misleading, untrue or inaccurate. All reasonable inquires have been made to ascertain such facts and to verify the accuracy of all such information and statements; and any opinions and intentions expressed by TRICOM in the Exchange Offer Materials with respect to TRICOM or any of the Guarantors and the laws of the Dominican Republic are honestly held and are based on reasonable assumptions by TRICOM (including, as set forth in the Exchange Offer Materials, opinions of counsel to TRICOM and the Guarantors and reports or other information of agencies or other instrumentalities of the Dominican Republic, Panama, the United Nations or the United States, which opinions and reports have not been independently verified by TRICOM).

          8(c) The Prospectus, as amended or supplemented in relation to the Exchange Offer, will be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act, if required, within the applicable time period prescribed for such filing by the rules and regulations under the Securities Act.

          8(d)  (i)   The F-6 Registration Statement has been filed with the
Commission and is effective pursuant to the Commission's rules and regulations;
(ii) to TRICOM's knowledge, no stop order suspending the effectiveness of the F-6 Registration Statement has been issued and no proceeding for that purpose has been instituted or threatened by the Commission; and (iii) the F-6 Registration Statement complies, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act.

          8(e) Neither TRICOM nor any of its subsidiaries has distributed or will distribute, prior to the later of the Closing Date and the completion of the distribution of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer Transactions, any offering material in connection with the Exchange Offer Transactions, other than the Exchange Offer Materials.

          8(f) TRICOM has taken all necessary action to authorize the exchange of New Notes for Old Notes pursuant to the Exchange Offer and to authorize the solicitation of consents pursuant to the Consent Solicitation.

          8(g) KPMG (a member firm of KPMG International in the Dominican Republic), who have certified the financial statements, the notes thereto, and supporting schedules included in the Registration Statement, are independent public accountants as required by the Securities Act and the Regulations. The audited consolidated financial statements of TRICOM included in the Prospectus including the notes thereto, and supporting schedules fairly present, in all material respects, the consolidated financial position of TRICOM and its subsidiaries and the consolidated results of operations and changes in financial condition as of the dates and for the periods therein specified. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") consistently applied throughout the periods involved (except as otherwise noted therein). The other financial and operating information and statistical data (other than statistical data with respect to market position) set forth in the Prospectus are prepared on a basis consistent with the consolidated financial statements included in the Prospectus.

          8(h) The execution and delivery of this Agreement, the New Indenture, the Supplemental Indenture, the Guarantee, the Warrant Agreement, the Exchange Agent Agreement,

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the Information Agent Agreement (collectively, the "Transaction Documents") have been duly and validly authorized by each of TRICOM and the Guarantors party thereto, as applicable, and each of the Transaction Documents and all related agreements when executed and delivered will be duly executed and delivered by each of TRICOM and the Guarantors party thereto, as applicable, and will constitute the valid and legally binding obligation of each of TRICOM and the Guarantors party thereto, as applicable, enforceable against such party in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights from time to time in effect and to general principles of equity.

          8(i) The New Indenture and the Supplemental Indenture upon execution and delivery thereof, will have been prepared by TRICOM in conformity with the requirements of, and will comply in all material respects with, the Trust Indenture Act.

          8(j) The New Notes (i) have been duly and validly authorized by TRICOM, (ii) when executed and authenticated in accordance with the provisions of the New Indenture, will be duly executed, authenticated, issued and delivered and will conform in all material respects to the description thereof contained in the Prospectus, and (iii) (A) when executed and authenticated in accordance with the provisions of the New Indenture, the New Notes will constitute valid and legally binding obligations of TRICOM, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights from time to time in effect and to general principles of equity; (B) the holders of the New Notes will be entitled to the benefits of the New Indenture; and (C) the New Notes will rank PARI PASSU in right of payment with all other unsecured and unsubordinated Indebtedness of TRICOM, including the Old Notes. "Indebtedness" means any indebtedness for money borrowed or any guarantee of indebtedness for money borrowed.

          8(k) Upon the consummation of the Exchange Offer Transactions, (i) the Old Notes will continue to constitute valid and legally binding obligations of TRICOM, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights from time to time in effect and to general principles of equity; (ii) the rights of holders of the Old Notes will be subject to the benefits of the Old Indenture, as amended to date, including as amended by the Supplemental Indenture; (iii) the terms of the Old Notes will conform in all material respects to the description thereof in the Prospectus and (iv) the Old Notes will rank PARI PASSU in right of payment with all other unsecured and unsubordinated Indebtedness of TRICOM, including the New Notes.

          8(l) The Guarantee (i) has been duly and validly authorized by each Guarantor, (ii) when executed, issued and delivered in accordance with the provisions of the New Indenture, will be duly executed, issued and delivered and will conform in all material respects to the description thereof contained in the Prospectus, and (iii) (A) when executed, issued and delivered in accordance with the provisions of the New Indenture, the Guarantee will constitute the valid and legally binding obligation of each such Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights from time to time in effect and to general principles of equity; and (B) the holders of the New Notes will be entitled to the benefits of the Guarantee as set forth therein and in the New Indenture.

          8(m) The Warrants (i) have been duly and validly authorized by TRICOM and (ii) (A) upon issuance and delivery thereof in accordance with the terms of the Exchange Offer Transactions and the Transaction Documents, will be duly and validly issued, free and clear of all liens, security interests, pledges, charges, encumbrances, shareholders' agreements, voting

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trusts, restrictions on transfer or adverse claims (except as created by the holder of such Warrants or to which such holder or its properties are subject) and constitute the legal, valid and binding obligations of TRICOM, enforceable against TRICOM in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights from time to time in effect and to general principles of equity, (B) upon the issuance and delivery thereof, the holders of the Warrants will be entitled to the rights specified therein and in the Warrant Agreement; and (C) conform in all material respects to the description thereof contained in the Prospectus.

          8(n)  The ADSs (i) have been duly and validly authorized by TRICOM and
(ii) upon issuance by the Depositary in accordance with the Deposit Agreement and the issuance by the Depositary of ADRs evidencing ADSs against the deposit of Common Shares in respect thereof, (A) will be duly and validly issued; and
(B) will entitle the persons in whose names the ADRs are registered to the rights specified therein and in the Deposit Agreement. The ADSs and the ADRs evidencing ADSs conform in all material respects to the descriptions thereof contained in the Prospectus.

          8(o) Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, except as set forth in the Registration Statement and the Prospectus, there has not occurred any event, circumstance, change or development that has had or would reasonably be expected to have a Material Adverse Effect. Since the date of the latest balance sheet presented in the Registration Statement and the Prospectus, (i) neither TRICOM nor any of its subsidiaries has incurred or undertaken any liabilities or obligations, direct or contingent, which are material to TRICOM and its subsidiaries taken as a whole, except for liabilities or obligations which are reflected in the Registration Statement and the Prospectus, and (ii) there has been no dividend or distribution of any kind declared, paid or made by TRICOM on any class of capital stock of TRICOM.

          8(p) The commencement and consummation of the Exchange Offer Transactions, the execution and delivery by TRICOM and each of the Guarantors, and the performance by each such party of their respective obligations under the Transaction Documents and the consummation of the other transactions herein and therein contemplated, do not and will not (A) require the consent, filing, approval, authorization, registration or qualification of or with any governmental authority, except (1) such as have been obtained or completed, (2) such as may be required under the Securities Act, the Exchange Act and under state securities or blue sky laws in the United States (the "Blue Sky Laws") and
(3) such filings as are required under the laws of the Dominican Republic in connection with withholding requirements, if any, applicable to the payment of the Cash Consideration or the issuance of the Warrants, or (B) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (1) any indenture, mortgage, deed of trust, lease or other agreement or instrument to which any of TRICOM or its subsidiaries is a party or by which any of TRICOM or its subsidiaries or their respective properties is bound, (2) the charter or by-laws of any of TRICOM or its subsidiaries, (3) any statute of the Dominican Republic (or other jurisdiction) or any judgment, decree, order, rule or regulation of any court or governmental authority (in the Dominican Republic or any other jurisdiction) or any arbitrator, or (4) the Constitution of the Dominican Republic, which conflict, breach, violation or default referred to in the foregoing clauses (B) (1), (2),
(3) or (4) would reasonably be expected to have a material adverse effect, on
(i) the condition (financial or otherwise), or the results of operations or business of TRICOM and its subsidiaries taken together as a whole, whether or not arising in the ordinary course of business, (ii) the commencement and consummation of the Exchange Offer Transactions, including issuance of the New Notes, the Warrants, the Guarantee, the ADSs, the ADRs and the Common Shares on the terms set forth in the Transaction Documents and the Exchange Offer Materials, including the Prospectus, or (iii) the ability of the Dealer Manager to perform its obligations hereunder or the ability of each of

TRICOM and the Guarantors to consummate the Exchange Offer Transactions (any such occurrence a "Material Adverse Effect").

          8(q) TRICOM is not, and upon the consummation of the Offer, will not be, an "investment company" as such term is defined in the U.S. Investment Company Act of 1940, as amended.

          8(r) The Transaction Documents, the New Notes, the Warrants, the Guarantee, the ADSs, the ADRs and the Common Shares, when issued, will be in proper legal form under the laws of the Dominican Republic and any other jurisdiction in which any Guarantor is organized or formed (other than the United States) for enforcement thereof against each of TRICOM and the Guarantors, as applicable, and to ensure the legality, validity, enforceability or admissibility into evidence of the Transaction Documents, the Warrants, the Guarantee, the ADSs and the Common Shares and the New Notes, it is not necessary that any of the Transaction Documents, the Warrants, the Guarantee, the ADSs and the Common Shares or the New Notes or any other document to be furnished hereunder, thereunder or in connection with the Exchange Offer Transactions be filed or recorded with any court or other authority in the Dominican Republic or any other jurisdiction in which any Guarantor is organized or formed (other than the United States and if any such filing or recordation is required, TRICOM will take commercially reasonable measures in order to effect any such filing or recordation) or that any tax of any such jurisdiction or any political subdivision thereof be paid on or in respect of any such document or security.

          8(s) It is not necessary under the laws of the Dominican Republic or any other jurisdiction in which any Guarantor is organized or formed (other than the United States) (A) to enable the Dealer Manager to enforce its rights under this Agreement or any other document to be furnished hereunder or to enable any holder of any of the New Notes, the Warrants, the ADSs or the Common Shares to enforce its rights or any other document to be furnished or in connection with the Exchange Offer Transactions, provided that they are not otherwise engaged in business in the Dominican Republic (or such other country or jurisdiction), or
(B) solely by reason of the execution, delivery and consummation of this Agreement that the Dealer Manager or any holder of New Notes, the Warrants, the ADSs or Common Shares be licensed, qualified or entitled to carry out business in the Dominican Republic (or such other country or jurisdiction).

          8(t) No holder of New Notes, Warrants, ADSs, the ADRs or Common Shares will be deemed resident, domiciled, carrying on business or subject to taxation in the Dominican Republic or any other jurisdiction in which any Guarantor is organized or formed (other than the United States) solely by reason of the execution, delivery, consummation or enforcement of any Transaction Document or any other document to be furnished hereunder, nor shall the foregoing be applicable to the Dealer Manager solely by reason of the execution, delivery, consummation or enforcement of this Agreement.

          8(u) Except as set forth in the Prospectus, TRICOM and its subsidiaries are subject to civil and commercial law, to suit, and to execution and attachment and process in the nature thereof with respect to its obligations under the Transaction Documents, the New Notes, the Guarantee, the Warrants, the ADSs and the Common Shares. Any waiver of immunity contained in the Transaction Documents, the New Notes, the Guarantee or the Warrants will be valid, binding and enforceable against TRICOM and each Guarantor, as applicable.

          8(v) A complete and correct copy of the Exchange Offer Materials has been furnished to the Dealer Manager or in each case will be furnished to the Dealer Manager no later than the Commencement Date.

          8(w) On or prior to the Commencement Date, TRICOM will have made appropriate arrangements, to the extent applicable, with The Depository Trust Corporation or any other "qualified" securities depositary to allow for the book-entry movement of the Old Notes and New Notes between depositary participants and such securities depositary.

          8(x) The Exchange Offer Transactions conform in all material respects to the descriptions thereof in the Exchange Offer Materials, including the Prospectus.

          8(y) The statements in the Prospectus under the headings "Description of the New Notes", "Description of Warrants", "Description of Capital Stock", "Description of American Depositary Receipts", and "Certain Material Tax Consequences" fairly summarize in all material respects the matters described therein.

          8(z) Except as described in the Prospectus, no holder of securities of TRICOM has any rights to the registration of securities of TRICOM because of the filing of the Registration Statement, or otherwise in connection with the sale of the New Notes, the Warrants or the Common Shares and the rights so described in the Prospectus have been waived by the holders thereof.

          8(aa) Except as disclosed in the Prospectus, there are not currently any outstanding subscriptions, rights, warrants, calls, commitments of sale or options to acquire, or instruments convertible into or exchangeable for, any capital stock or other equity interest of TRICOM or any of its subsidiaries.

          8(bb) TRICOM's authorized equity capitalization is as set forth in the Prospectus, and the capital stock of TRICOM conforms in all material respects to the description thereof contained in the Prospectus.

          8(cc) The Common Shares are duly authorized and have been reserved for issuance upon exercise of the Warrants and, when issued upon such exercise in accordance with the terms of the Warrants and upon payment therefor will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, free and clear of all liens, security interests, pledges, charges, encumbrances, shareholders' agreements, voting trusts, restrictions on transfer or adverse claims (except as created by the holder of such Warrants or to which such holder or its properties are subject). The Common Shares may be issued by TRICOM without any restriction and are freely deliverable to the Depositary against issuance of ADRs evidencing ADSs. Upon the deposit of the Common Shares with the Depositary pursuant to the Deposit Agreement, all right, title and interest in such Common Shares, subject to the Deposit Agreement, will be transferred to the Depositary or its nominees, as the case may be, free and clear of all liens, security interests, pledges, charges, encumbrances, shareholders' agreements, voting trusts, restrictions on transfer or adverse claims, and upon the sale and delivery of the ADSs, good and valid title to such ADSs, free and clear of all liens, security interests, pledges, charges, encumbrances, shareholders' agreements, voting trusts, restrictions on transfer or adverse claims, will be transferred to the holder thereof; and there are no restrictions on subsequent transfers of the ADSs or on transfers of the Common Shares under the laws of the Dominican Republic and the United States except as described in the Prospectus.

          8(dd) All the outstanding shares of capital stock of each of TRICOM and each of its subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Prospectus, all outstanding shares of capital stock of each Guarantor are directly or indirectly (through a subsidiary) owned by TRICOM, free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

          8(ee) Except as disclosed in the Exchange Offer Materials or as contemplated by this Agreement, neither TRICOM nor any of its subsidiaries has paid or agreed to pay any person any compensation for (i) soliciting any person to exchange or purchase any of TRICOM's securities or (ii) the solicitation of exchanges or consents by Holders pursuant to the Exchange Offer Transactions.

          8(ff) TRICOM is subject to and is reporting in accordance with the requirements of Section 13 or Section 15(d) of the Exchange Act.

          8(gg) Neither TRICOM nor any of its subsidiaries has taken, directly or indirectly, any action designed to cause or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilization or manipulation of the price of any of any securities of TRICOM or any such subsidiary to facilitate the Offer or encourage tenders or consents by Holders in the Offer.

          8(hh) The Exchange Agent Agreement and the Information Agent Agreement shall be in full force and effect on the Commencement Date.

          8(ii) The indemnification and contribution provisions set forth in
Section 11 of this Agreement do not violate the laws of the Dominican Republic and or any other jurisdiction in which any Guarantor is organized or formed (except that no representation is made as to the enforceability of indemnification provisions under United States federal securities laws).

          8(jj) The ADSs will be approved for listing, subject to official notice of issuance, on the New York Stock Exchange.

          8(kk) In order for TRICOM to effect the Proposed Amendments and execute and deliver the Supplemental Indenture holders of at least a majority of the aggregate principal amount of the Old Notes (the "Required Holder Consent") outstanding (within the meaning of the Old Indenture) must deliver and not revoke consents in the Consent Solicitation as provided in the Prospectus.

          8(ll) TRICOM and each of its subsidiaries has been duly organized and is validly existing as a corporation or sociedad anonima in good standing under the laws of their respective jurisdictions of organization, including those of the Dominican Republic, the United States or Panama, as the case may be.

          8(mm) TRICOM and each of its subsidiaries has full power and authority to carry on its business as it currently is being conducted and as it is proposed to be conducted in the Prospectus and to own, lease and operate its properties as described in the Prospectus; and each of TRICOM and the Guarantors has full corporate power and authority and has taken all action necessary to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and in the Exchange Offer Materials.

          8(nn) TRICOM and each of its subsidiaries is duly qualified and is in good standing as a foreign corporation or other entity where the nature of its business or ownership or leasing of property requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

          8(oo) TRICOM has no "significant subsidiaries", as such term is defined in Rule 12b of the Exchange Act.

          8(pp) The Concession Contract for the Operation of Telecommunication Services in the Dominican Republic, dated February 20, 1996 (the "Concession Agreement"), between TRICOM and the government of the Dominican Republic (the "Dominican State") has been duly and validly authorized, executed, and delivered by TRICOM and the Dominican State and is the legal, valid and binding obligation of TRICOM and the Dominican State, enforceable against TRICOM and the Dominican State in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity (and to governmental actions affecting the rights of creditors generally). The Concession Agreement conforms in all material respects to the description thereof included in the Prospectus.

          8(qq) No default exists, and no event has occurred which, (i) with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, lease or other agreement or instrument to which TRICOM or any of its subsidiaries is a party or by which TRICOM or any of its subsidiaries or any of their respective properties is bound and (ii) reasonably would be expected to have a Material Adverse Effect. Except as described in the Prospectus, TRICOM is not engaged in any discussions with creditors with a view to rescheduling or restructuring any of its Indebtedness other than discussions that are held in the ordinary course.

          8(rr) Except as described in the Prospectus, there are no legal or government actions, suits or proceedings pending or, to the knowledge of TRICOM, threatened (i) to which TRICOM or any of its subsidiaries is or may be a party or to which any property of TRICOM or any of its subsidiaries, is or may be subject, which if determined adversely to TRICOM or any of its subsidiaries, as the case may be, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or (ii) against or affecting TRICOM or any of its subsidiaries, as the case may be, before any court or administrative agency which challenges the validity or enforceability of any Transaction Document or the transactions contemplated hereby or thereby including, without limitation, the Exchange Offer Transactions.

          8(ss) Except as described in the Prospectus, TRICOM and each of its subsidiaries have filed all tax returns (foreign, national, local or other) required to be filed (except in any case in which the failure so to file would not have a Material Adverse Effect) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith.

          8(tt) No labor problem or dispute with the employees of TRICOM or any of its subsidiaries exists or, to TRICOM's knowledge, is threatened or imminent, and neither TRICOM nor any of its subsidiaries is aware of any existing or imminent labor disturbance by the employees of its principal suppliers, contractors or customers, except any such problems or disputes which, when taken together, would not have a Material Adverse Effect.

          8(uu) TRICOM and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring TRICOM and such subsidiary or their businesses, assets, employees, officers and directors are in full force and effect; TRICOM and each of its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by TRICOM or such subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither TRICOM nor any subsidiary have been refused any insurance coverage sought or applied for; and neither TRICOM nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

          8(vv) Except as described in the Prospectus, TRICOM and each of its subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate national, local or foreign regulatory authorities necessary to conduct their respective businesses, and neither TRICOM nor any subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

          8(ww) TRICOM and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that:
(i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          8(xx) TRICOM and each of its subsidiaries have fulfilled their respective obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations and published interpretations thereunder with respect to each "plan" (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of TRICOM or any such subsidiary are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations; neither TRICOM nor any subsidiary have incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.

          8(yy) TRICOM and each of its subsidiaries: (i) are in compliance with all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws");
(ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect; neither TRICOM nor any Guarantor has been named as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

          8(zz) Except as disclosed in the Prospectus, TRICOM and each of its subsidiaries owns or possesses, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or patentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names necessary to the conduct of the business as now operated by them, and neither TRICOM nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, would have a Material Adverse Effect.

     9. CONDITIONS OF OBLIGATIONS. The Dealer Manager's obligation to act as Dealer Manager with respect to the Exchange Offer Transactions shall at all times be subject to the conditions that:

          9(a) All representations and warranties and other statements of TRICOM and each Guarantor contained herein, from and including the Commencement Date and through the date of consummation of the Offer (the "Closing Date") shall be, true and correct in all material respects (except for any such representation and warranty which is qualified as to materiality, in which case, such representation and warranty is and shall be true and correct in all respects), it being understood that the agreement of the Dealer Manager to act, or to continue to act, as such at a time when the Dealer Manager knows that any such representations, warranties or other statements is or may be untrue or incorrect in a material respect shall be without prejudice to any of the rights of the Dealer Manager hereunder, including the right subsequently to cease to act as dealer manager by reason of the Dealer Manager's knowledge of such untruth or incorrectness.

          9(b) TRICOM and each Guarantor, at all times during the period of the Exchange Offer Transactions, shall have performed all of its obligations hereunder in all material respects.

          9(c) No stop order or restraining order suspending the effectiveness of the Registration Statement or the F-6 Registration Statement shall have been issued and no litigation shall have been commenced or, to the knowledge of TRICOM and each Guarantor, threatened, with respect to or affecting the Exchange Offer Transactions or with respect to any of the transactions in connection with, or contemplated by, the Exchange Offer Transactions or this Agreement before any agency, court or other governmental body of the United States, the Dominican Republic or any other jurisdiction that the Dealer Manager, in good faith after consultation with TRICOM believes render it inadvisable for the Dealer Manager to continue to act hereunder.

          9(d) TRICOM shall deliver or cause to be delivered to the Dealer Manager and the Dealer Manager shall have received:

                (i) by no later than the date of the first mailing of the Exchange Offer Materials to each Holder (the "Commencement Date"), the Prospectus and any other Exchange Offer Materials, in form and substance reasonably acceptable to the Dealer Manager;

                (ii) on each of the Commencement Date and the Closing Date, the written opinion, of Sucre, Arias, Castro & Reyes, Panamanian Counsel to TRICOM in form and substance (and with such limitations) substantially as set forth in Appendix A-1 attached hereto;

                (iii) on each of the Commencement Date and the Closing Date, the written opinion of Pellerano & Herrera, Dominican counsel to TRICOM in form and substance (and with such limitations) substantially as set forth in Appendix A-2 attached hereto;

                (iv) on each of the Commencement Date and the Closing Date, the written opinion of Piper Rudnick LLP, United States counsel to TRICOM in form and substance (and with such limitations) substantially as set forth in Appendix A-3 attached hereto; and

                (v) on the Closing Date, evidence satisfactory to the Dealer Manager that TRICOM has obtained the Required Holder Consent.

          9(e) On each of the Commencement Date and the Closing Date, the Dealer Manager shall have received the opinion of Steel, Hector & Davis LLP, Dominican Republic counsel to the Dealer Manager, and the opinion of Paul, Hastings, Janofsky & Walker LLP, United States counsel to the Dealer Manager, each, as to such matters as the Dealer Manager shall reasonably request.

          9(f) On each of the Commencement Date and the Closing Date, the Dealer Manager shall have received certificates of the Chief Executive Officer and the Secretary of TRICOM, dated the Commencement Date or the Closing Date, as the case may be, to the effect that:

                (i) as of the Commencement Date or the Closing Date, as the case may be, the representations and warranties of TRICOM and of each Guarantor contained herein were and are true and correct in all material respects;

                (ii) no stop order suspending the effectiveness of the Registration Statement or the F-6 Registration Statement has been issued and no proceedings for that purpose have been instituted, or, to their knowledge, threatened;

                (iii) as of the Commencement Date or the Closing Date, as the case may be, the obligations of TRICOM and each Guarantor to be performed or complied with under this Agreement or any other Transaction Document on or prior to the Commencement Date or the Closing Date, as the case may be, have been duly performed or have been complied with in all material respects;

                (iv) as of the Closing Date, a principal amount of Old Notes equal to or greater than the minimum exchange amount (as set forth in the Prospectus) has been exchanged as contemplated in the Exchange Offer Materials; and

                (v) (A) the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (B) subsequent to the execution and delivery of this Agreement or, if earlier, the dates as of which information is given in the Prospectus (exclusive of any amendment or supplement thereto), neither TRICOM nor any of its subsidiaries has sustained any material loss or interference with its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any labor dispute or any legal or governmental proceeding, and there has not occurred any event, circumstance, change or development that has had or would reasonably be expected to have a Material Adverse Effect.

          9(g) On the Commencement Date, TRICOM shall have furnished to the Dealer Manager a "comfort letter" from KPMG (a member of KPMG International in the Dominican Republic), addressed to the Dealer Manager dated the Commencement Date, in form and substance satisfactory to the Dealer Manager and its counsel. In addition, on the Closing Date, the Dealer Manager shall receive a "bring down comfort letter" from KPMG (a member of KPMG International in the Dominican Republic), dated as of the Closing Date, addressed to the Dealer Manager and in form and substance satisfactory to the Dealer Manager and its counsel.

          9(h) On or prior to the Closing Date, the New York Stock Exchange shall have approved the ADSs for listing.

          9(i) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in the United States securities or financial markets, (ii) any significant change in the price of the Old Notes which is adverse to TRICOM or any of its affiliates, (iii) a material impairment in the trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any United States, Dominican Republic or Panamanian government or governmental, administrative or regulatory authority or agency or other event that, in the reasonable judgment of the Dealer Manager, might affect the extension of credit by banks or other lending institutions,
(vi) any (A) outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of a national emergency or war by the United States or (B) other calamity or crisis or any change in political, financial or economic conditions, if the effect of any such event described in subclause (A) or (B), in the Dealer Manager's sole judgment, makes it impracticable or inadvisable to proceed with the Exchange Offer Transactions, or
(vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

          9(j) None of the (A) offering and issuance of the New Notes, the Warrants, the ADSs, the ADRs or the Common Shares in accordance with the Exchange Offer Materials, (B) consummation of the Exchange Offer Transactions or
(C) rendering of services by the Dealer Manager in accordance with this Agreement, shall be prohibited by any statute, order, rule or regulation promulgated by any legislative or regulatory body or authority of the Dominican Republic, the United States or any state thereof, other than Blue Sky Laws.

          9(k) Subsequent to the execution and delivery of this Agreement or, if earlier, the dates as of which information is given in the Prospectus (exclusive of any amendment or supplement thereto), there shall not have occurred any event, circumstance, change or development which has had or would reasonably be expected to have a Material Adverse Effect, which, in the Dealer Manager's sole judgment, makes it impractical or inadvisable to recommend that Holders participate in the Offer on the terms and in the manner contemplated by the Prospectus.

          9(l) Prior to the date of this Agreement, TRICOM shall have furnished to the Dealer Manager such further information, certificates, opinions and documents, as the Dealer Manager may reasonably request, and shall have furnished to the Dealer Manager's counsel such documents as they may reasonably request for the purpose of enabling them to render the opinions required pursuant to this Agreement.

     10. COVENANTS OF TRICOM. TRICOM and each Guarantor covenant with the Dealer Manager:

          10(a) To use its reasonable efforts to cause the Registration Statement to become effective promptly and to notify the Dealer Manager immediately and, if requested by the Dealer Manager, to confirm the notice in writing, (i) when any amended or additional Exchange Offer Material shall have been filed, (ii) of the receipt of any comments from the Commission relating to the Exchange Offer Transactions, (iii) of any request by the Commission to amend the Registration Statement or amend or supplement the Prospectus or the other Exchange Offer Material or for additional information relating to the Exchange Offer Transactions, (iv) of the issuance by the Commission of any stop order suspending the use of any Exchange Offer Material or the institution or threatening of any proceedings for any of such purposes or (v) the occurrence of any event which could cause TRICOM to withdraw, rescind, terminate or modify the Exchange Offer Transactions or would permit TRICOM to exercise any right not to accept New Notes tendered pursuant to the Exchange Offer Transactions. TRICOM and the Guarantors will use their reasonable efforts to prevent the issuance of any such stop order, the issuance of any order preventing or suspending such use and the suspension of any such qualification and, if any such order is issued or qualification suspended, to obtain the lifting of such order or suspension at the earliest practicable time;

          10(b) To comply in all material respects with the Securities Act, the Exchange Act and the Trust Indenture Act in connection with the Exchange Offer Materials, the Exchange Offer Transactions and the transactions contemplated hereby and thereby, as applicable. If, at any time when the Prospectus is required by the Securities Act or the Exchange Act to be delivered in connection with any solicitation of exchange, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Dealer Manager or counsel for TRICOM, to amend the Registration Statement or amend or supplement the Prospectus or any other Exchange Offer Materials in order that the Prospectus or such other Exchange Offer Materials will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Prospectus or such other Exchange Offer Materials, in light of the circumstances under which they were made, not misleading or if, in the opinion of either such counsel, it shall be necessary to amend the Registration Statement or amend or supplement the Prospectus or any other Exchange Offer Materials to comply in all material respects with the requirements of the Securities Act or the Exchange Act, TRICOM will promptly prepare, file with the Commission and furnish, at its own expense, to the Dealer Manager and to the Dealers (whose names and addresses will be furnished to TRICOM by the Dealer Manager) to which Old Notes may have been tendered for exchange, such amendment or supplement as may be necessary to correct such untrue statement or omission or to make the Registration Statement or the Prospectus or such other Exchange Offer Materials comply with such requirements;

          10(c) To endeavor, in cooperation with the Dealer Manager, to qualify the New Notes, the Warrants, the Guarantee, the ADSs, the ADRs and the Common Shares for offering and issuance in connection with the Exchange Offer Transactions under the applicable securities or Blue Sky Laws of such jurisdictions as the Dealer Manger may reasonably request and to maintain such qualifications in effect for such time as may be required for the consummation of the Exchange Offer Transactions. In each jurisdiction in which the New Notes, the Warrants, the Guarantee or the Common Shares have been so qualified, TRICOM will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as any of the New Notes, the Warrants, the Guarantee, the ADSs, the ADRs or the Common Shares are required to be so qualified;

          10(d) To effect the Exchange Offer Transactions in a manner that does not conflict with the material terms and conditions of the Old Indenture;

          10(e) To make generally available to TRICOM's security holders and to the Dealer Manager as soon as practicable an earnings statement covering a twelve-month period beginning not later than the first day of TRICOM's fiscal quarter next following the effective date of the Registration Statement that satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder;

          10(f) To use its best efforts to advise, or cause the Exchange Agent to advise, the Dealer Manager at 5:00 P.M., New York City time, or promptly thereafter, daily (or more frequently if requested), by telephone, e-mail or facsimile transmission, with respect to Old Notes tendered as follows: (i) the aggregate principal amount of Old Notes validly tendered and represented by certificates physically held by the Exchange Agent or confirmations of receipt of book-entry transfer of Old Notes pursuant to the procedures set forth in the Exchange Offer Materials on such day; (ii) any Old Notes properly withdrawn on such day; and (iii) the cumulative totals of the aggregate principal amount of Old Notes in categories (i) and (ii) above;

          10(g) To use its best efforts to cause the ADSs to be listed on the New York Stock Exchange on or prior to the Closing Date;

          10(h) To furnish the Dealer Manager and its counsel with all information concerning TRICOM or its subsidiaries that the Dealer Manager reasonably deems appropriate and to provide the Dealer Manager with reasonable access to TRICOM's and such subsidiaries' officers, directors, accountants, counsel, consultants and other appropriate agents and representatives; and

          10(i) To cause all the Old Notes accepted in the Exchange Offer to be canceled.

     11. INDEMNIFICATION AND CONTRIBUTION. 11(a) TRICOM and each Guarantor, jointly and severally, agree to indemnify and hold harmless to the fullest extent permitted by law, the Dealer Manager, and its affiliated entities, directors, officers, employees, legal counsel, agents and each person, if any, who controls the Dealer Manager, or its directors, officers and employees within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise) including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such actions, suit, proceeding or investigation (whether or not in connection with litigation in which the Dealer Manager is a party) directly or indirectly (collectively, "Losses") caused by, relating to, based upon, arising out of or in connection with (i) the Dealer Manager's acting for TRICOM, including, without limitation, any act or omission by the Dealer Manager in connection with its acceptance of or the performance or non-performance of its obligations under this Agreement as it may be amended from time to time, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Exchange Offer Materials (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) any withdrawal or termination by TRICOM of, or failure by TRICOM to make or consummate, the Exchange Offer Transactions, (iv) any breach by TRICOM or any Guarantor of any representation or warranty or failure to comply with any of its respective agreements contained herein or in the Compensation and Expense Letter or (v) the Offer or any other transaction relating thereto or contemplated herein or any other Transaction Document or the engagement of the Dealer Manager for the services contemplated hereby; PROVIDED, HOWEVER, this indemnity agreement shall not apply to any Losses to the extent it is finally, judicially determined that such Losses arise primarily and directly from (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information concerning the Dealer Manager that was prepared by the Dealer Manager and furnished to TRICOM by or on behalf of the Dealer Manager in writing expressly for use in the Exchange Offer Materials or (B) the Dealer Manager's bad faith, gross negligence or willful misconduct in performing the services that are the subject of this Agreement. This indemnity shall be in addition to any indemnity that such indemnified persons may otherwise have.

          11(b) Each indemnified party shall promptly give notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have otherwise than on account of this indemnity agreement, unless and to the extent the indemnifying party did not otherwise learn of such action and such failure results in the indemnifying party being materially prejudiced thereby. In the case of any such action, proceeding or investigation, TRICOM shall be entitled to participate therein or, at its option, assume the defense thereof, with counsel satisfactory to the indemnified party. Upon assumption by TRICOM of the defense of such action, proceeding or investigation, the indemnified party shall have the right to participate in the defense of any such action and to retain its own counsel at its own expense, unless (i) TRICOM has failed to employ counsel satisfactory to the indemnified party within a reasonable period of time or (ii) the indemnified party shall have been advised by counsel that there are actual or potential conflicting interests between the indemnifying party and the indemnified party, in which case the indemnifying party shall be liable for the expenses of counsel to the indemnified party. In no event shall the indemnifying party be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; such counsel shall, to the extent consistent with its professional responsibilities, cooperate with TRICOM and any counsel designated by TRICOM. An indemnifying party shall be liable for any settlement of any claim against an indemnified party made with the indemnifying party's written consent which consent shall not be unreasonably withheld. No indemnifying party shall, without the prior written consent of the Dealer Manager, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Dealer Manager of an unconditional and irrevocable release from all liability in respect of such claim and does not include a statement as to an admission of fault, culpability or failure to act, by or on behalf of the Dealer Manager.

          11(c) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 11 is for any reason held to be unenforceable by the indemnified parties or otherwise unavailable although applicable in accordance with its terms, TRICOM and each Guarantor on the one hand, and the Dealer Manager on the other, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by TRICOM and each Guarantor on the one hand, and the Dealer Manager on the other, as incurred, in accordance with (a) the relative benefits received by TRICOM and each Guarantor on the one hand, and the Dealer Manager on the other hand; or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in accordance with the relative fault of TRICOM and each Guarantor, on the one hand, and the Dealer Manager, on the other hand, in connection with the statements, acts or omissions which results in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and (c) other relevant equitable considerations; PROVIDED, HOWEVER, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found liable of such fraudulent misrepresentation. The relative benefits received by TRICOM and each Guarantor, on the one hand, and the Dealer Manager, on the other hand, shall be deemed to be in the same proportion as the sum of the outstanding aggregate principal amount of the New Notes bears to the fees received by the Dealer Manager hereunder. The relative fault of TRICOM and each Guarantor, and the Dealer Manager on the other hand, shall be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact related to information supplied by TRICOM or the Dealer Manager and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the Dealer Manager shall not be obligated to contribute any amount hereunder that exceeds the amount of the fees received by the Dealer Manager pursuant to this Agreement. For purposes of this Section 11, each director, officer and employee of the Dealer Manager, TRICOM or any of the Guarantors and each person, if any, who controls the Dealer Manager on the one hand or TRICOM or any of the Guarantors on the other hand, within the meaning of Section 15 of the Securities Act, shall have the same rights to contribution as the Dealer Manager on the one hand or TRICOM or any of the Guarantors on the other hand, as the case may be.

     12. TERMINATION. This Agreement may be terminated (a) by the Dealer Manager immediately at any time (i) upon the consummation of the Exchange Offer Transactions or (ii) upon notice of withdrawal and termination to TRICOM if (A) TRICOM's representations and warranties in this Agreement are incorrect in any material respect, (B) TRICOM or any Guarantor fails to perform its obligations under this Agreement in any material respect, (C) TRICOM or any Guarantor shall mail or propose to mail any amendment or supplement to the Exchange Offer Materials to which the Dealer Manager shall reasonably object, or (D) any of the conditions specified in Section 9 of this Agreement have not been met or fulfilled as of the time any such condition is required to have been met or fulfilled, or (b) by TRICOM, on the one hand, or the Dealer Manager, on the other hand, upon notice to the other party hereto (i) at any time that the Exchange Offer Transactions are terminated or withdrawn by TRICOM for any reason or (ii) if there is a good faith disagreement between the Dealer Manager, on the one hand, and TRICOM, on the other hand, with respect to a material term or condition of the Offer or the Exchange Offer Materials. Notwithstanding any termination of this Agreement, TRICOM and the Guarantors shall remain liable for payment and performance of their indemnification obligations in Section 11 hereof and the fees and expenses payable pursuant to Section 5 and Section 6 hereof, respectively.

     13. SECURITIES POSITIONS. TRICOM acknowledges that it has no objection to the fact that, in the course of trading activities, the Dealer Manager and its affiliates may from time to time have positions in, and buy and sell securities of TRICOM and its affiliates.

     14. TOMBSTONE. The Dealer Manager after the expiration of the Exchange Offer Transactions may, after obtaining written approval by TRICOM, place an announcement in such newspapers and periodicals as it may choose, stating that the Dealer Manager has acted as dealer manager to TRICOM in connection with the Exchange Offer Transactions. Any such announcement shall be at the sole expense of the Dealer Manager.

     15. COUNTERPARTS. This Agreement may be executed in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     16. SURVIVAL. The representations and warranties, covenants and agreements of each of TRICOM, the Guarantors and the Dealer Manager contained in this Agreement, including the agreements contained in Sections 5, 6 and 11 hereof shall remain operative and in full force and effect regardless of (a) the making, withdrawal, termination or consummation of, or failure to commence, the Exchange Offer Transactions; (b) any investigation made by or on behalf of any person included in the indemnification provisions of Section 11 hereof or (c) withdrawal by the Dealer Manager as permitted herein; or (d) any termination of this Agreement as permitted herein.

     17. NO CREATION OF THIRD PARTY RIGHTS. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the indemnification provisions of Section 11 hereof.

     18. RECOURSE AGAINST OTHERS. No director of TRICOM, the Dealer Manager or any Guarantor or any employee, agent or manager of any of TRICOM, the Dealer Manager or any Guarantor, shall have any liability for any obligations of TRICOM, the Dealer Manager or any Guarantor under this Agreement or for any claim based upon, in respect of or by reason of such obligations or their creation. Each of TRICOM, the Guarantors and the Dealer Manager waives and releases any such liability of such persons.

     19. SUCCESSORS AND ASSIGNS. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns, and to the persons included in the indemnification provisions of Section 11 hereof and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; PROVIDED, that the assignment of any right or obligation of a party hereunder requires the prior, written consent of the other party.

     20. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED MADE IN NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE'S RULES CONCERNING CONFLICTS OF LAWS.

     21. CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES. 21(a) TRICOM and each Guarantor

                (i) irrevocably submit to the jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, the Exchange Offer Transactions or any Exchange Offer Material and agree not to commence any such action or proceeding in any jurisdiction other than such courts;

                (ii) irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or in such Federal court;

                (iii) irrevocably waive, to the fullest extent permitted by law,
          (A) any right to a trial by jury in any such action or proceeding and
          (B) the defense of an inconvenient forum to the maintenance of, such action or proceeding;

                (iv) appoint CT Corporation Systems (the "Process Agent"), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent to receive on their behalf and their property service of copies of the summons and complaint and any other process that may be made by mailing or delivering a copy of such process to the appropriate party in care of the Process Agent at the Process Agent's above address, represent and warrant that the Process Agent has agreed to act as such, and agree to take any and all actions, including filing any and all documents or instruments (including for the appointment of any successor Process agent, as necessary) that may be necessary to continue such appointment in effect;

                (v) authorize and direct the Process Agent to accept such service on its behalf; and

                (vi) agree that a final judgment in any such action or preceding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          21(b) Nothing in this Section 21 shall affect the right of any person to bring any action or proceeding against TRICOM, any of the Guarantors or their properties in the courts of other jurisdictions.

     22. JUDGMENT CURRENCY. If any sum due from any party to any other hereunder is (in order to effect payment of any judgment in any jurisdiction or in order to obtain any judgment in any jurisdiction) to be converted from United States dollars (the "Specified Currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the recipient can purchase the Specified Currency with such other currency at the principal New York office of the Dealer Manager, two business days preceding that on which the final judgment is given. The obligations of TRICOM and of any Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in, or payable in, any currency other than the Specified Currency, be discharged only to the extent that on the business day following receipt by the Dealer Manager of any sum in such other currency, the Dealer Manager may, in accordance with normal banking procedures, purchase the Specified Currency with such other currencies. If the amount of the Specified Currency so purchased is less than the sum originally due to the Dealer Manager in the Specified Currency, TRICOM and each Guarantor agree, to the fullest extent it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Dealer Manager against such loss. If the amount of the Specified Currency so purchased is greater than the sum originally due to the Dealer Manager in the Specified Currency, the Dealer Manager agrees to pay to TRICOM an amount equal to the excess of the Specified Currency so purchased over the amount originally due hereunder. These currency indemnification provisions shall extend to the Dealer Manager and any of its affiliated entities, directors, officers, employees, agents and controlling persons (within the meaning of the federal securities laws). All references to the Dealer Manager in this Section 22 shall be understood to include any and all of the foregoing.

     23. ADDITIONAL AMOUNTS. TRICOM and each Guarantor will indemnify and hold harmless the Dealer Manager in its capacity as dealer manager hereunder and, subject to the following exception, not in its capacity as a holder of Old Notes or New Notes, as applicable, (except that TRICOM shall indemnify the Dealer Manager in its capacity as a holder of Old Notes or New Notes, as applicable, to the extent that TRICOM indemnifies all holders of New Notes or Old Notes, as applicable) against any documentary, stamp, registration or other tax, charge, levy or other amounts imposed by the Dominican Republic, on or in connection with the Exchange Offer Transactions or the Exchange Offer Materials. All payments to be made to the Dealer Manager and other soliciting Dealers by TRICOM or any Guarantor hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever imposed or levied by or on behalf of the Dominican Republic or any political subdivision thereof (or any taxing authority therein) unless TRICOM or such Guarantor is compelled by law to deduct or withhold such taxes, duties or charges. In that event, TRICOM or any Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made; PROVIDED HOWEVER, that no such additional amounts shall be payable (i) in respect of any tax, duty or governmental charge that would not have been imposed but for the existence of any present or former connection between the Dealer Manager and the relevant taxing jurisdiction, other than by entering into or performing this Agreement, and (ii) in respect of any tax, duty or governmental charge that would not have been imposed but for the failure of the Dealer Manager to comply with any certification, identification, documentation or information or other reporting requirement if such compliance is required by law, regulation, administrative practice or applicable treaty as a precondition to or exemption from or reduction in the rate of deduction or withholding of such taxes.

     24. SEVERABILITY. In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not, to the extent permitted by law, affect such provision in any other respect or any other provision hereof, which shall remain in full force and effect.

     25. NOTICES. All communications hereunder will be in writing and effective only on receipt, will be mailed, delivered in person or by reputable overnight courier, sent by facsimile mail or telegraphed and confirmed to it at the applicable address set forth below:

     (a)  if to TRICOM or any Guarantor,

          c/o TRICOM, S.A.
          Avenida Lope de Vega No. 95
          Santo Domingo
          Dominican Republic
          Attention: Carl H. Carlson
          Telephone:  (809) 476-4044
          Telecopier: (809) 476-4412

          with a copy to

          Piper Rudnick LLP
          1251 Avenue of the Americas
          New York, NY 10020
          Attention:  Steven  L. Wasserman, Esq.
          Telephone: (212) 835-6148
          Facsimile: (212) 835-6001

     (b)  if to the Dealer Manager,

          Bear, Stearns & Co. Inc.
          Global Liability Management Group
          383 Madison Avenue, 8th floor
          New York, NY 10179
          Attn: John C. Maguire
          Telephone:  (212) 272-5346
          Telecopier: (212) 272-5100
          with a copy to

          Paul, Hastings, Janofsky & Walker LLP
          75 East 55th Street
          New York, New York  10022
          Attention: Jeffrey J. Pellegrino, Esq.
          Telephone: (212) 318-6000
          Facsimile: (212) 319-4090

     26. AMENDMENT. This Agreement may not be amended except in writing signed by each party to be bound thereby.

     27. ENTIRE AGREEMENT. This Agreement and the Compensation and Expense Letter constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supercede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

     Please indicate your willingness to act as Dealer Manager and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement so signed, whereupon this Agreement and your acceptance shall constitute a binding agreement between us.

                                       Very truly yours,

                                       TRICOM, S.A.

                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name: Ramon Tarrago
                                       Title:


                                       CALL TEL CORPORATION


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name:  Ramon Tarrago
                                       Title:


                                       GFN COMUNICACIONES, S.A.

                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name:  Ramon Tarrago
                                       Title:


                                       TCN-DOMINICANA, S.A.


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name:  Ramon Tarrago
                                       Title:


                                       TRICOM CENTROAMERICA, S.A.


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name:  Ramon Tarrago
                                       Title:


                                       TRICOM INTERNATIONAL SERVICES, INC.


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name:  Ramon Tarrago
                                       Title:


                                       TRICOM LATINOAMERICA, S.A

                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name:  Ramon Tarrago
                                       Title:


                                       TRICOM, S.A.


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name:  Ramon Tarrago
                                       Title:


                                       TRICOM, S.A.


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name:  Ramon Tarrago


                                       TRICOM, S.A.


                                       /s/ Ramon Tarrago
                                       -----------------------------------------
                                       Name:  Ramon Tarrago


                                       TRICOM, S.A.--DE C.V.


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name: Ramon Tarrago
                                       Title:


                                       TRICOM INTERNATIONAL
                                          COMUNICACIONES, S.A.


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name: Ramon Tarrago
                                       Title:


                                       TRICOM TELECOMUNICACIONES, S.A.


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name: Ramon Tarrago
                                       Title:


                                       TRICOM TELECOMUNICACIONES, S.A.


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name: Ramon Tarrago
                                       Title:

                                       TRICOM USA, INC.


                                       By: /s/ Ramon Tarrago
                                           -------------------------------------
                                       Name:   Ramon Tarrago
                                       Title:


Confirmed and Agreed to as of the
date of this Agreement.

BEAR, STEARNS & CO. INC.


By:  /s/ Scott Moskowitz
     ----------------------------------
Name:   Scott Moskowitz
Title:  Senior Managing Director